Exhibit 10.6

MASTER CONSULTING AND ADVISORY SERVICES AGREEMENT

THIS MASTER CONSULTING AND ADVISORY SERVICES AGREEMENT (this “Agreement”) is made and entered into with an effective date as of October 26, 2020 (the “Effective Date”), by and between Cerberus Operations and Advisory Company, LLC, a Delaware limited liability company with offices at 875 Third Avenue, New York, NY 10022 (“COAC”), and Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company, with offices at 875 Third Avenue, New York, NY 10022 (“Client”). For purposes of this Agreement, COAC and Client each may be referred to individually as a “Party,” and together as the “Parties”.

RECITALS

A. COAC is a private consulting and advisory company that maintains a team of business executives (the “Operations Executives”) who have significant knowledge, experience, skills and training across a broad range of industries, companies and functional areas of business activity;

B. Client is a newly organized blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”);

C. COAC periodically makes the services of its Operations Executives available to its direct parent company, Cerberus Capital Management, L.P. (“CCM”), as well as to companies in which CCM, or funds or accounts managed or controlled by CCM or one or more of its affiliates or executives, holds investment interests (each, a “Portfolio Company” and collectively, the “Portfolio Companies”);

D. The services that COAC and its Operations Executives provide to CCM and its Portfolio Companies are designed to address various business and operational needs, including, among other things, company oversight and management, leadership and/or staffing of special projects and/or significant business activities, support for transactional due diligence and acquisition/disposition planning, filling interim or full-time executive officer and/or other positions within the Portfolio Companies and a wide variety of other consulting and advisory services (collectively, the “Advisory Services”); and

E. Client is a Portfolio Company and has determined that it wishes to retain the services of COAC and its Operations Executives to provide Client and its Affiliates with various Advisory Services, including in connection with identifying and pursuing the Initial Business Combination and creating and implementing a strategic and operation plan for the company with which Client initially combines or acquires, and COAC desires to provide such Advisory Services, in each case at the rates and upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1. Structure. This Agreement includes certain Exhibits and Schedules annexed hereto and are hereby incorporated into this Agreement and made a part hereof by this reference.

Section 1.2. Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Account Manager” shall have the meaning set forth in Section 4.1 hereto.

“Advisory Services” shall have the meaning set forth in Recital D hereto.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, an Affiliate of COAC shall (x) include, without limitation, any entity that is owned or controlled by funds or accounts managed, directly or indirectly, by CCM or one or more of its executives or affiliates under common control with CCM, and (y) exclude Client and any other Portfolio Company.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a governmental entity or self-regulatory organization, except that for purposes of the Indemnification Supplement attached to this Agreement as Exhibit 2, the term “Applicable Law” shall have the meaning set forth in the Indemnification Supplement.

“Billing Dispute Notice” shall have the meaning set forth in Section 5.4 hereto.

“Billing/Payment Coordinator” shall have the meaning set forth in Section 5.3 hereto.

“Business Advisory Services” shall have the meaning set forth in 2.2 hereto.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CCM” shall have the meaning set forth in Recital C hereto.

“CCM Entities” shall have the meaning set forth in Section 7.4(a) hereto.

“Client” shall have the meaning set forth in the preamble to this Agreement.

“COAC” shall have the meaning set forth in the preamble to this Agreement.

“COAC Indemnitee” shall have the meaning set forth in Exhibit 2 hereto.

“COAC IP” shall have the meaning set forth in Section 10.2 hereto.

“Confidential Information” means (a) all information, data, agreements, documents, reports, “know-how,” interpretations, plans, studies, forecasts, projections and records (whether in oral or written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the Disclosing Party, any of its Affiliates, their respective businesses or assets and other information not available to the public generally, whether received before or after the date of this Agreement, and (b) all memoranda, notes, analyses, compilations, studies or other documents which were developed based upon or which include any such Confidential Information (whether in written form, electronically stored or otherwise), whether prepared by the Disclosing Party, the Receiving Party or their respective Representatives or others which contain, reflect or are based on any such Confidential Information. Notwithstanding the foregoing, the Parties understand and agree that the term “Confidential Information” does not include (i) information which was already in the possession of a Receiving Party or its Representatives prior to the date of disclosure and which was not acquired or obtained from a source that was known to the Receiving Party to be bound by a contractual, legal or fiduciary obligation not to disclose the information to the Receiving Party, (ii) information which is obtained by the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives unless such source is known to the Receiving Party to be prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal or fiduciary obligation to the Disclosing Party, (iii) information which is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of the provisions of this Agreement or by disclosure by any other Person in violation of any contractual legal or fiduciary obligation, or (iv) information developed independently by the Receiving Party or its Representatives without use of Confidential Information.

“Conflict” shall have the meaning set forth in Section 7.4(a) hereto.

“Copyright Act” means the U.S. Copyright Act of 1976, as amended.

“Corporate/Business Insurance” means, with respect to a Person, any insurance products or services maintained by such Person for the benefit of directors, officers, employees and other Persons covered by such insurance in the ordinary course, including, for example (and without limitation), the following kinds of coverage: professional liability, directors and officers liability, employment practices liability, fiduciary and crime liability, fiduciary liability, and errors and omissions liability.

“Deliverables” means all inventions, works or other materials or ideas created, conceived or reduced to practice by COAC for the benefit of Client directly in connection with the Advisory Services provided hereunder.

“Designated Representatives” means the individuals selected by the Parties, respectively, to resolve any Disputes, which such individuals shall have authority to settle Disputes (such individuals may be or include, but need not be or include, the Account Managers).

“Disclosing Party” means Client with respect to the Confidential Information delivered by or on behalf of Client and COAC with respect to Confidential Information delivered by or on behalf of COAC.

“Dispute” shall have the meaning set forth in Section 9.1 hereto.

“Disputed Amounts” shall have the meaning set forth in Section 5.4 hereto.

“Dispute Notice” shall have the meaning set forth in Section 9.1 hereto.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Engagement” shall have the meaning set forth in Section 4.2(a) hereto.

“Engagement Letter” shall have the meaning set forth in Section 4.2(a) hereto.

“Exchange Act” shall have the meaning set forth in Section 6.4 hereto.

“Expenses” shall have the meaning set forth in Section 3.1 hereto, provided that for purposes of the Indemnification Supplement, the term “Expenses” shall have the meaning set forth in the Indemnification Supplement.

“Force Majeure Condition” shall have the meaning set forth in Section 14.6 hereto.

“Governance Activities” means any decision or action of any kind contemplated or taken by the Governance Board of a Person in connection with the monitoring, oversight or management of the property, business or affairs of such Person as required or permitted under such Person’s Governance Documents or Applicable Law.

“Governance Board” means any board of directors, board of managers, supervisory board, executive board or other similar entity that has overall responsibility for monitoring, supervising and directing the property, business and affairs of a Person as set forth in such Person’s Governance Documents, together with any committee or subcommittee thereof.

“Governance Documents” means any articles of incorporation, corporate by-laws, limited liability company operating agreement, shareholder agreements, membership and partnership agreements and other similar organizational documents of a Person, together with any applicable charters, codes of conduct, governance guidelines and other similar documents setting forth policies and practices relating to the management and governance of such Person.

“Indemnification Coverage” means any obligation of any kind to provide a Person with any sort of financial protection against loss, damage or liability (whether actual or potential).

“Intellectual Property Rights” means all copyrights, trade secrets, mask works, patents, patent applications and other intellectual property rights, worldwide.

“Investment Activities” means any decision or action of any kind relating to the outlay or receipt of any money or other capital (whether tangible or intangible) to or from any Person with respect to any investment transaction, including without limitation, any release, waiver, modification, exercise or enforcement of any right, claim or obligation arising from or relating to any investment transaction under any verbal or written agreement or instrument or otherwise.

“Invoice” shall have the meaning set forth in Section 5.1 hereto.

“New IP” shall have the meaning set forth in Section 10.1 hereto.

“Notices” shall have the meaning set forth in Section 14.8 hereto.

“Officer Staffing Services” shall have the meaning set forth in Section 2.1(b) hereto.

“Operations Executive” shall have the meaning set forth in Recital A hereto.

“Party” shall have the meaning set forth in the preamble to this Agreement.

“Person” means any natural person and any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental body or other entity of any kind.

“Portfolio Company” shall have the meaning set forth in Recital C hereto.

“Receiving Party” means Client with respect to Confidential Information delivered by or on behalf of Client, and COAC with respect to Confidential Information delivered by or on behalf of COAC.

“Representative” means the members, managers, partners, shareholders, directors, officers, employees, attorneys, advisors, agents, representatives, Affiliates, heirs, and legatees of any Person, together with their respective predecessors, successors and assigns.

“Response” shall have the meaning set forth in Section 9.1 hereto.

“Senior Party Representatives” shall have the meaning set forth in Section 9.2 hereto.

“Service Fees” shall have the meaning set forth in Section 3.1 hereto.

Section 1.3. Interpretation.

(a) The definitions set forth in this Agreement (including the Engagement Letter and in any Exhibits and/or Schedules attached hereto) shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “will” and “shall” are used interchangeably throughout this Agreement, and the use of either connotes a mandatory requirement. The use of one or the other will not mean a different degree or right or obligation for either Party. Use of the word “or” means “and/or”.

(b) References to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement, unless the context shall otherwise require.

(c) The headings of the Articles, Sections and Exhibits are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(d) Unless the context otherwise requires, any reference to any agreement, appendix, schedule, instrument, statute, rule or regulation shall be deemed to include such agreement, appendix, schedule, instrument, statute, rule or regulation as may be amended and supplemented from time-to-time (and, in the case of a statute, rule or regulation, to any successor provision).

(e) Unless the context otherwise requires, references to this Agreement shall be deemed to include references to any associated Engagement Letter and any Exhibit and/or Schedule attached hereto.

ARTICLE II

SCOPE OF SERVICES

Section 2.1. Services. Subject to the terms and conditions of this Agreement, COAC agrees to make one or more of its Operations Executives, where not prohibited by Applicable Law, available to Client and its Affiliates for the purpose of providing such Advisory Services as Client may reasonably request from time-to-time pursuant to the procedures set forth in Section 4.2 (Engagement Letters) below. The specific scope and nature of the Advisory Services to be rendered hereunder may vary from time-to-time depending on the needs and interests of Client, and the availability, experience and skills of the Operations Executives, at the time of the requested services.

Section 2.2. Categories of Services. Without limiting the generality of Section 2.1 above, the Parties agree that the Advisory Services to be provided hereunder may involve one or more of the following categories of services:

(a) Business Advisory Services. COAC shall make one or more Operations Executives available to provide business advisory services (“Business Advisory Services”) which may include, among other things: (i) assistance with identifying, evaluating and pursuing the Initial Business Combination and creating and implementing a strategic and operating plan for the business acquired in connection with the Initial Business Combination, (ii) guidance, direction and/or hands-on operational support designed to help improve the current and prospective financial condition, performance and operations of Client and/or any business acquired in connection with the Initial Business Combination, (iii) assistance relating to the oversight or management of, and support for, Client’s or any such acquired business’s specific business units, functions and/or activities; (iv) assistance on specific projects designed to achieve particular business results, (v) assistance with respect to the identification, assessment, development and execution of strategic plans and initiatives with respect to Client or any such target company and (vi) such other guidance, assistance and support as the Parties may agree from time-to-time as reflected in an applicable Engagement Letter.

(b) Officer Staffing Services. Client may request that COAC supply one or more Operations Executives to serve as a corporate officer of Client, any such target company or any of their respective Affiliates (“Officer Staffing Services”), either on an interim basis or for such other period of time as Client may desire. COAC shall consider each such request on an ad hoc basis and shall notify Client promptly whether or not it will make such services available as requested, in each case with such determination to be made in COAC’s sole discretion. To the extent that COAC agrees to supply an Operations Executive to provide Officer Staffing Services, the terms and conditions of such arrangement shall be reflected in a separate form of agreement between COAC, the applicable Operations Executive and, as applicable, Client, any such target company and/or one or more of their respective Affiliates (such agreement, a “Secondment Agreement”) setting forth (i) the nature of the Officer Staffing Services to be rendered, and (ii) the key terms and conditions of the relevant appointment.

ARTICLE III

FEES AND EXPENSES

Section 3.1. Service Fees. In consideration of the Advisory Services provided under this Agreement, Client shall pay to COAC such service fees (the “Service Fees”) as shall be specified in an attachment to the Engagement Letter under which such Advisory Services are rendered.

Section 3.2. Expenses. In addition to the Service Fees described in Section 3.1 above, Client shall reimburse COAC for all reasonable and customary expenses incurred by COAC and its Operations Executives in the performance of the Advisory Services (the “Expenses”) including, but not limited to, local and long distance travel, meals, car rental and other expenses incurred by Operations Executives in connection with the Advisory Services, subject to the delivery by COAC to Client of reasonable documentation verifying such charges.

Section 3.3. Trust Account Waiver. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that in no event shall COAC (or any other person or entity claiming through or on behalf of COAC) have any right of set-off with respect to, or any right, title, interest or claim of any kind (“Claim”) in or to, any assets held in, or any distribution of or from, the trust account to be established by Client in which the proceeds of Client’s initial public offering (the “IPO”) (including the deferred underwriters discounts and commissions) and certain of the proceeds of the sale of the units issued in a private placement to occur prior to the effectiveness of the IPO are to be deposited, as described in greater detail in the registration statement and prospectus filed with the Securities and Exchange Commission in connection with the IPO. COAC hereby waives any Claim it has or may have in the future against the trust or any of the assets from time to time held in such trust account, whether as a result of, or arising out of, any services provided to Client or otherwise and agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust, the trust account or any assets therein for any reason whatsoever.

ARTICLE IV

INITIATION OF WORK ACTIVITIES AND STAFFING

Section 4.1. Account Management. Upon the Effective Date, each Party shall provide the other with the name and contact information of one or more individuals (each, an “Account Manager”) who shall have primary responsibility for managing the relationship between the Parties under this Agreement and any applicable Engagement Letter. Among other things, the

Account Managers shall be responsible for (i) executing, modifying and terminating any Engagement Letters, (ii) periodically conferring with one another to assess the status of individual Engagements, (iii) making any adjustments, modifications or amendments to this Agreement or an Engagement as may be desired by the Parties, in each case subject to and in accordance with any applicable requirements under Client’s Governance Documents, (iv) in conjunction with the Billing Coordinators, assisting with the review and resolution of any issues relating to billing or payment under this Agreement or any Engagement Letter, and (v) addressing all such other matters under this Agreement or an applicable Engagement Letter as the Parties may determine from time-to-time are necessary and appropriate. Each Party in its sole discretion may change its designated Account Manager upon written notice to the other Party.

Section 4.2. Engagement Letters.

(a) All Advisory Services to be performed by COAC and the Operations Executives under this Agreement shall be specified in one or more engagement letters (each, an “Engagement Letter”) substantially in the form set forth in Exhibit 1 to this Agreement, and the Advisory Services and other work to be performed under a particular Engagement Letter shall be referred to in this Agreement as an “Engagement”.

(b) Each Engagement Letter shall reference this Agreement and shall include, at a minimum, the following information: (i) a unique set of tracking and billing codes to be provided by COAC to Client, (ii) a general description of the project, any applicable target dates or other milestones, and a short summary of any work-product to be delivered in connection with the Engagement, as applicable, (iii) all estimated fees and charges applicable to such Engagement and (iv) contact information for the individuals who will be serving as the primary contacts for each Party in connection with such Engagement (if different from the Account Managers).

(c) Each Engagement Letter shall be prepared by COAC for review and approval by Client. If Client has any issues or concerns about the format or substance of any Engagement Letter presented by COAC, the Parties shall work together in good faith to promptly resolve such issues or concerns in a manner satisfactory to both Parties.

(d) Notwithstanding any other provision of this Agreement to the contrary, and for purposes of clarity and avoidance of doubt, to the extent there is any inconsistency between the terms of this Agreement and the terms of an Engagement Letter, the terms of this Agreement shall control.

Section 4.3. Staffing of Engagements. Upon execution of an Engagement Letter (or such later time as the Parties may agree in writing), COAC shall staff the Engagement with such Operations Executives as COAC shall deem appropriate to satisfy the mutually agreed upon objectives for the Engagement. Thereafter, COAC shall have the right to add, remove, substitute, limit, change or modify the identity or time-commitment of the Operations Executives that are assigned to an Engagement, as well as the scope of the services and the manner in which they are provided by such executives, upon prompt written notice to Client. Unless otherwise specified in the Engagement Letter, COAC shall periodically provide Client with a list of the Operations Executives assigned to an Engagement.

ARTICLE V

BILLING AND PAYMENT

Section 5.1. Billing. All Service Fees payable under this Agreement shall be billed to Client on a monthly basis (each such bill, an “Invoice”) at the rates and upon the terms and conditions set forth in the applicable Engagement Letter. Expenses shall be billed to Client on a periodic basis after the date upon which such expenses are incurred.

Section 5.2. Payment. Except as provided in Section 5.4 below and subject to Section 3.3, Client shall pay to COAC the amounts of each Invoice not later than thirty (30) calendar days after the due date set forth on such Invoice. All Service Fees and Expenses shall be paid to COAC in U.S. dollars unless otherwise specified in an Engagement Letter.

Section 5.3. Single Point of Billing/Payment Contact. Promptly after the Effective Date of this Agreement, each Party shall designate, in addition to the Account Manager, a single point of contact (each, a “Billing/Payment Coordinator”) who shall have primary responsibility of behalf of the designating Party for reviewing, responding to and resolving any billing-related or payment-related inquiries that may arise during the course of this Agreement or an Engagement, which such review, response and resolution shall at all times be subject to and contingent upon the approval of the Account Manager designated by the responding Party. Each Party in its sole discretion may change its designated Billing/Payment Coordinator upon written notice to the other Party and either or both Parties may designate the same individual to serve as both its Account Manager and its Billing/Payment Coordinator.

Section 5.4. Billing/Payment Disputes. If any portion of an amount due to COAC under an Engagement Letter is subject to a bona fide dispute between the Parties, Client shall, prior to the applicable date for payment, provide written notice to COAC (the “Billing Dispute Notice”) of any amounts that Client reasonably believes, in good faith, were not billed appropriately (such amounts, the “Disputed Amounts”) and shall include in such Billing Dispute Notice specific detail regarding the basis for such dispute. Notwithstanding the delivery of such notice, Client shall pay to COAC all undisputed amounts as and when due, time being of the essence, and shall have the right to withhold payment on the Disputed Amounts. If the Parties are unable to resolve the issues related to a Disputed Amount in the normal course of business within ten (10) Business Days after delivery to COAC of the Billing Dispute Notice (or such later date as the Parties may agree in writing), each Party shall have the right to initiate the dispute resolution procedures set forth in ARTICLE IX (Dispute Resolution) below with respect to the Disputed Amounts.

ARTICLE VI

CONFIDENTIALITY

Section 6.1. Restrictions on Disclosure and Use of Confidential Information.

(a) The Receiving Party shall treat any Confidential Information received from the Disclosing Party as confidential and shall not, and shall cause its Representatives not to, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known any Confidential Information received from the Disclosing Party to any other Person for any reason or purpose whatsoever, except as provided in Section 6.1(c), Section 6.1(d) or Section 6.1(e) below.

(b) Except as otherwise set forth in this Agreement, the Receiving Party shall, and shall cause its Representatives to, use the Confidential Information received from a Disclosing Party solely for the purpose of providing or receiving the Advisory Services in accordance with the terms of this Agreement.

(c) Notwithstanding the provisions of Section 6.1(a) above, the Receiving Party may disclose Confidential Information to its Representatives who (i) have a need to know such information in order to provide or receive Advisory Services in accordance with the terms of this Agreement, (ii) are informed of the confidential nature of the Confidential Information and (iii) agree to maintain the confidentiality of the Confidential Information in accordance with the terms of this Agreement. The Receiving Party shall be fully responsible for any breach of the provisions of this ARTICLE VI by any of its Representatives.

(d) Notwithstanding the provisions of Section 6.1(a) above, if the Receiving Party or its Representatives are required to disclose any Confidential Information to a third party pursuant to Applicable Law, the Receiving Party shall promptly notify the Disclosing Party in writing of any such requirement, if legally permissible, so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. The Receiving Party shall, and shall direct its Representatives to, reasonably cooperate with the Disclosing Party to obtain such a protective order or other remedy and if such order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party and its Representatives shall disclose only that portion of the Confidential Information which they are advised by counsel they have a legal obligation to disclose and will use good faith efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

(e) Notwithstanding the provisions of Section 6.1(a) and Section 6.1(b) above, nothing set forth in this ARTICLE VI shall operate or be construed to operate as restricting in any manner the rights or ability of (i) COAC or its Representatives (including its Operations Executives) to disclose Confidential Information of a Disclosing Party to CCM or CCM’s Representatives or (ii) CCM or its Representatives to use any Confidential Information of the Disclosing Party in connection with any Governance Activities or Investment Activities, regardless of whether or not such activities relate to Client or its Affiliates.

Section 6.2. Return or Destruction of Confidential Information. Promptly upon written request of a Disclosing Party, the Receiving Party shall, and shall cause its Representatives to, at the election of the Receiving Party, return to the Disclosing Party or destroy all Confidential Information in tangible form (whether in written form, electronically stored or otherwise), and neither the Receiving Party nor any of its Representatives shall retain any copies or extracts thereof. To the extent that the Receiving Party elects to destroy such Confidential Information pursuant to the terms of this Section 6.2, such destruction shall be certified by the Receiving Party to the Disclosing Party in writing if so requested by the Disclosing Party. Notwithstanding the foregoing, nothing set forth in this Section 6.2 shall require a Receiving Party or its Representatives to destroy Confidential Information to the extent that the Receiving Party believes, in good faith, that such information is necessary or appropriate for the purpose of exercising or performing the Receiving Party’s rights, claims or obligations under (i) this Agreement, any Engagement Letter or under Applicable Law, (ii) any Governance Activities or (iii) any Investment Activities.

Section 6.3. Specific Performance. The Parties hereby acknowledge and agree that the provisions set forth in this ARTICLE VI are of a special and unique nature, the breach of which may not be accurately compensated for in damages by an action at law, that the breach or threatened breach of the provisions of this Agreement by a Receiving Party or its Representatives may cause a Disclosing Party irreparable harm, and that money damages may not be an adequate remedy for any breach or threatened breach of such provisions by a Receiving Party or its Representatives. The Parties thus agree, on behalf of themselves and their respective Representatives, that a Disclosing Party shall be entitled to seek equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of the confidentiality provisions set forth in this ARTICLE VI by a Receiving Party or its Representatives and to specifically enforce the confidentiality terms and provisions of this Agreement, this remedy being in addition to any other remedy to which a Disclosing Party may be entitled at law or in equity.

Section 6.4. Securities Law Maters. COAC acknowledges that Client’s securities are registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Client’s securities are publicly traded. COAC acknowledges that Client has requested that this paragraph be included in this Agreement so that Client will be exempt from any requirement to disclose material non-public information provided to COAC in accordance with the exemption set forth in Rule 100(b)(2)(ii) of Regulation FD. Accordingly, COAC, at all times that it possesses material non-public information that would restrict COAC from effecting purchase and/or sale transactions of the Client’s securities under the Exchange Act and the rules and regulations promulgated thereunder, including Regulation FD, shall not, and it shall advise its Representatives who are in possession of such material non-public information that they shall not, effect any purchase or sale transactions, or other transactions (such as hedging transactions), of or with respect to the Client’s securities that, if effected at such time, would be in violation of the Exchange Act and the rules and regulations promulgated thereunder, including Rule 10b-5 and Regulation FD. Notwithstanding the foregoing, nothing set forth in this Section 6.4 or otherwise in this Agreement shall restrict COAC and its Representatives from engaging in purchase, sale and/or other transactions in or with respect to the Client’s securities that are not in violation of the Exchange Act, including Rule 10-b-5 and Regulation FD promulgated thereunder, whether as a result of exemptions from, exceptions to, or judicial determinations regarding, the laws, rules and regulations governing transactions while in possession of material non-public information, or for any other reason.

Section 6.5. No Unintended Restrictions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing set forth in this Agreement or any Engagement Letter shall operate or be construed to operate to release, waive, terminate, alter or in any way restrict in any manner any rights, claims or benefits of CCM or its Affiliates under any Governance Documents to which CCM or its Affiliates are a party, including any right or ability of CCM or its Affiliates to consider or use Confidential Information in connection with any Governance Activities or Investment Activities, regardless of whether or not such activities relate to Client or its Affiliates.

ARTICLE VII

ADDITIONAL UNDERSTANDINGS

Section 7.1. Independent Contractor; Benefits; Insurance.

(a) (i) COAC and the Operations Executives are acting solely as independent contractors in performing the Advisory Services hereunder, (ii) neither COAC nor any Operations Executive shall have the authority to act for, bind, or otherwise commit Client or its Affiliates, and (iii) neither COAC nor its Operations Executives shall hold themselves out as having any such authority, except in the case of items (ii) and (iii) above to the extent that such authority has been granted to an Operations Executive by Client, in writing, in connection with the delivery of Officer Staffing Services or otherwise.

(b) COAC hereby acknowledges and agrees that its employees and agents, including the Operations Executives (i) are not, and shall not be by reason of this Agreement or any Engagement Letter, employees or agents of Client, and (ii) except as provided in Section 7.1(c) below, are not, and shall not be, entitled to compensation from, or employee benefits of, Client in connection with the provision of Advisory Services under this Agreement.

(c) Client shall not (i) pay any contributions to Social Security, unemployment insurance, or federal or state withholding taxes with respect to the Operations Executives or the Service Fees paid to COAC pursuant to this Agreement, or (ii) carry workers’ compensation or other accident insurance to cover the Operations Executives or provide any other contributions or benefits to COAC or the Operations Executives that might be expected in an employer-employee relationship, and COAC and the Operations Executives expressly waive any right to such participation or coverage. Notwithstanding the forgoing or any other provision of this Agreement to the contrary, COAC and the Operations Executives shall be entitled to the benefits and protections of any Corporate/Business Insurance maintained by Client or its Affiliates and Indemnification Coverage to the extent that such policies and benefits cover (x) independent contractors of Client or its Affiliates or (y) officers of Client or its Affiliates if COAC or an Operations Executive is providing Advisory Services that would qualify for coverage under such policies (for example, Officer Staffing Services).

Section 7.2. No Exclusivity. The Advisory Services to be provided by COAC and the Operations Executives hereunder are not, and shall not be deemed to be, exclusive to Client or its Affiliates, and COAC and the Operations Executives are and shall remain free to render similar services to Persons other than Client and its Affiliates and to engage in all such activities as COAC and the Operations Executives deem appropriate, provided that in so doing COAC and the Operations Executives do not breach any of their respective covenants or obligations expressly set forth in this Agreement.

Section 7.3. Limited Duties.

(a) At all times during the term of an Engagement, COAC shall use, and shall cause the Operations Executives to use, commercially reasonable efforts when providing Advisory Services to (i) provide the Advisory Services in a timely, competent and professional manner, in material compliance with Applicable Laws relevant to such services, in material compliance with any general procedures provided by Client to COAC in writing from time to time, and in material compliance with such reasonable directions as the Operations Executives may receive from Client’s officers or other designated representatives, (ii) when working on-site at a Client location, ensure that the Operations Executives or other COAC representatives conduct themselves in a manner that complies with applicable policies of Client relating to the conduct of contractors when working on site, in each case to the extent that such policies have been communicated to COAC in writing prior to commencement of such activities, and (iii) refrain from disparaging Client, its employees, products or services.

(b) To the extent that an Operations Executive, in rendering Advisory Services, is intended to have any sort of duty to Client or its Affiliates beyond the specific contractual obligations set forth herein (which expressly do not include any sort of fiduciary duty), such duty shall be expressly set forth and referenced on the face of the relevant Engagement Letter. In such event, the Parties agree that such Operations Executive shall be directed to conduct himself or herself in a manner consistent with his or her duties to Client or its Affiliates as specified in such Engagement Letter, notwithstanding any other obligation he or she may owe to COAC or its Affiliates. Moreover, if the Parties agree in an Engagement Letter that an Operations Executive shall have any sort of fiduciary duty to Client or its Affiliates by reason of the Advisory Services, and if such duty or duties are identified and deemed to be in conflict with any duties or obligations owed by such individual to COAC or its Affiliates, the relevant Operations Executive shall be informed by COAC that his or her duties to Client or its Affiliates shall take precedence over the duties owed by such Operations Executive to COAC or its Affiliates.

(c) Nothing in this Agreement or any Engagement Letter (or otherwise arising from the delivery or receipt of Advisory Services) shall operate or be construed to operate to (i) create any sort of fiduciary duty to Client on the part of COAC or any Operations Executive unless expressly and specifically undertaken and set forth in an Engagement Letter; (ii) create or expand the scope of any fiduciary duty that may be applicable to COAC or the Operations Executives under Applicable Law, legal agreement or otherwise, or (iii) release, limit, alter or waive any limitation on, disclaimer of, or protection against the creation, acceptance or imposition of any fiduciary duty or other obligations that may be set forth in Client’s Governance Documents, all of which such limitations, disclaimers and protections are expressly reserved.

Section 7.4. Conflicts of Interest.

(a) Client understands and agrees that (i) COAC and its Representatives, including the Operations Executives, have a variety of corporate, business, employment, investment and/or other relationships with CCM and its Representatives (the “CCM Entities”), including companies that may hold investment interests in and/or do business with Client or its Affiliates, or operate in businesses and/or industries similar to or competitive with Client or its Affiliates, and (ii) during the course of an Engagement, COAC and/or its Representatives may acquire information or knowledge about, or participate in, transactions, business opportunities and/or other matters that could be of potential relevance or interest to Client or its Affiliates, including matters that could present an actual or potential conflict of interest (each, a “Conflict”) between COAC or its Representatives on the one hand, and Client or its Affiliates on the other hand. Client hereby acknowledges that COAC and its Representatives intend to maintain these relationships, and that the mere existence of these relationships alone does not present any actual or potential conflicts under this Agreement or otherwise.

(b) If during the term of an Engagement either Party determines that either it or the other Party or its Representatives has an actual Conflict arising from or relating to the delivery or receipt of Advisory Services under such Engagement, such discovering Party shall disclose the fact of such Conflict to the other Party and, in such event, the Parties shall work cooperatively to either (i) resolve the Conflict in a manner satisfactory to both Parties, (ii) cease providing or receiving the Advisory Services giving rise to such Conflict, or (iii) terminate the relevant Engagement.

(c) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither COAC nor any of its Representatives shall (i) have any duty or obligation to disclose to Client or its Affiliates any confidential information that COAC or its Representatives may develop or acquire about the business, operations or activities of any other Person, even if such information could be deemed material and relevant information to Client or its Affiliates, (ii) have any liability to Client or its Affiliates for breach of any duty or obligation by reason of not disclosing such confidential information, or (iii) have any duty or obligation to communicate, offer or direct to Client or its Affiliates any business opportunity of which COAC or its Representatives may become aware, even if COAC or its Representatives have knowledge that Client or its Affiliates might be interested in such business opportunity.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1. Term. This Agreement shall become effective as of the Effective Date and shall continue thereafter until written notice from either Party terminating this Agreement in its entirety is provided to the other Party. Such termination of this Agreement shall be effective ten (10) Business Days after the delivery of written notice to the other Party.

Section 8.2. Termination. Either Party may terminate one or more Engagements under this Agreement upon ten (10) Business Days prior written notice to the other Party, indicating the specific Advisory Services and or Engagements that are no longer desired, or will no longer be provided, as applicable, provided however, that any such termination of one or more specific Advisory Services or Engagements will not, in itself, cause the termination of this Agreement.

Section 8.3. Effect of Termination. Upon the termination of any Engagement or this Agreement, Client shall promptly pay to COAC all amounts owed to COAC for Advisory Services provided through the effective date of such termination. Notwithstanding any other provision of this Agreement to the contrary, the provisions of ARTICLES I, III, V, VI, VII, VIII, IX, X, XI, XII, XIII and XIV of this Agreement shall survive the termination of this Agreement and any Engagement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1. Dispute Notice and Response. Except as otherwise provided herein, any dispute, claim or controversy (individually and collectively, a “Dispute”) arising under or relating to this Agreement (or any Engagement Letter) which has not been resolved during the ordinary course of business between the Parties shall be resolved by such Party providing to the other Party written notice (a “Dispute Notice”) setting forth the position of the Party giving such Dispute Notice and a summary of arguments supporting such position, as well as the name and title of such Party’s Designated Representative. Within fifteen (15) calendar days after delivery of the Dispute Notice, the Party who received the Dispute Notice shall submit to the other Party a written response (the “Response”) setting forth the position of the Party responding to such Dispute Notice and a summary of arguments supporting such position, as well as the name and title of such Party’s Designated Representative. Within fifteen (15) calendar days after the delivery of the Response, the Designated Representatives of both Parties shall meet at a mutually acceptable location and time, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute through good faith negotiation. The Parties shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

Section 9.2. Senior Party Representatives. If the Dispute has not been resolved within sixty (60) calendar days after delivery of the Dispute Notice, or if the Designated Representatives of each Party fail to meet within fifteen (15) calendar days after delivery of the Response, the Parties shall refer the Dispute to executives of each Party hereto who have authority to settle the Dispute and who are at a higher level of management than the Designated Representatives (the “Senior Party Representatives”). Within fifteen (15) calendar days after the Parties have referred the Dispute to the Senior Party Representatives, the Senior Party Representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.

Section 9.3. Legal Action. If the Dispute has not been resolved within thirty (30) calendar days after the Parties referred the Dispute to the Senior Party Representatives, or if the Senior Party Representatives of each Party fail to meet within fifteen (15) calendar days after such referral, either Party may commence legal action with respect to the Dispute subject to the terms of this Agreement.

Section 9.4. Settlement Discussions. All negotiations, conferences and discussions pursuant to this ARTICLE IX shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose at trial or in any current or future arbitration, mediation or other proceeding.

Section 9.5. Equitable Remedies. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing set forth in this ARTICLE IX shall operate or be construed to operate to prevent either Party from seeking equitable remedies, including temporary restraining orders, if, in such Party’s judgment, such action is necessary to avoid irreparable harm. Despite any such action, the Parties will continue to participate in good faith in the dispute resolution procedures described in this ARTICLE IX.

ARTICLE X

INTELLECTUAL PROPERTY

Section 10.1. New IP. Except as provided in Section 10.2 of this Agreement, Client shall be the sole and exclusive owner of all Deliverables and Intellectual Property Rights that are embodied therein (collectively, the “New IP”). COAC shall not have any ownership, license or other interest in any New IP. COAC agrees and acknowledges that, to the extent allowed under applicable law, all works created hereunder shall be considered to be “works made for hire” as that phrase is defined in the Copyright Act. To the extent any Intellectual Property Rights to such works or that are otherwise included in the New IP would otherwise vest in COAC, COAC hereby assigns to Client all right, title and interest in and to such Intellectual Property Rights. Title to all New IP shall vest in Client automatically upon creation.

Section 10.2. COAC IP. COAC shall retain full, sole and exclusive ownership of all inventions, works or other materials or ideas that have been or are created, conceived or reduced to practice by COAC or an Operations Executive prior to, after or independently of the services provided under this Agreement and all Intellectual Property Rights that are embodied therein (collectively, the “COAC IP”). To the extent any Background IP is incorporated into any Deliverable, COAC hereby grants Client a non-transferable, non-exclusive, royalty-free, license to use such COAC IP to the extent necessary to make use of the Deliverable.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

Section 11.1. Representations and Warranties.

(a) Each Party hereby represents and warrants that, as of the Effective Date and at all times thereafter (i) each Party has the legal authority to execute and perform this Agreement, (ii) this Agreement constitutes a valid and binding obligation enforceable against such Party according to its terms, and (iii) the execution and delivery of this Agreement does not, and the performance by each Party of its respective obligations hereunder shall not, with or without the giving of notice or the passage of time, or both (x) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to such Party, (y) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement (including, without limitation, any confidentiality, non-solicitation, non-competition or similar agreement) to which the representing Party is a party or by which it may otherwise be bound, or (z) violate or conflict with any of the representing Party’s Governance Documents.

(b) Client hereby represents and warrants to COAC that, as of the Effective Date and at all times thereafter (i) the execution and delivery of this Agreement and each Engagement Letter and the performance of Client’s obligations hereunder and thereunder shall have been approved in all respects by a duly authorized Representative of Client, including, if applicable, any Person who has been charged with reviewing and approving transactions between or among Client and its Affiliates.

Section 11.2. Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS ARTICLE XI, THE ADVISORY SERVICES ARE PROVIDED ON AN “AS IS” BASIS AND THE RECEIPT AND USE OF THE ADVISORY SERVICES BY CLIENT AND ITS AFFILIATES IS AT THEIR OWN RISK. COAC DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED (BY OPERATION OF LAW OR OTHERWISE) INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE AND ANY WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

ARTICLE XII

INDEMNIFICATION

Section 12.1. Indemnification of COAC Parties. Subject to Section 3.3, Client shall indemnify and hold harmless COAC and its Operations Executives and other Representatives pursuant to the terms and condition set forth in the Indemnification Supplement attached this Agreement as Exhibit 2.

Section 12.2. Additional Rights. For purposes of clarity and avoidance of doubt, but in all cases subject to Section 3.3, the indemnity and expense reimbursement obligations set forth in the Indemnification Supplement shall be in addition to any other rights, remedies or indemnification that the COAC Indemnitees (as such term is defined in Exhibit 2) may have or be entitled to under Client’s Governance Documents or Corporate/Business Insurance policies, at common law or otherwise, and all such rights and protections shall remain operative and in full force and effect for the periods set forth in the Indemnification Supplement, regardless of any investigation made by or on behalf of the COAC Indemnitees.

ARTICLE XIII

EXCLUSIONS AND LIMITATIONS OF LIABILITY

Section 13.1. Exclusions. Notwithstanding any other provision of this Agreement to the contrary, other than in respect of indemnification as provided in ARTICLE XII (as to which the limitations set forth this ARTICLE XIII shall not apply, but to which the limitations set forth in Section 3.3 shall apply), neither Party shall be liable to the other (or to any of the other Party’s Affiliates) for any indirect, consequential, incidental, exemplary or special losses or damages, punitive damages, lost profits, lost revenues or diminution in value including, but not limited to, loss of goodwill, even if such Party is advised or otherwise aware of the potential for such losses or damages, in connection with performance of their respective obligations under this Agreement.

Section 13.2. Limitation on Damages. Except to the extent set forth in the Indemnification Supplement, the liability of either Party for damages resulting from performance or non-performance under this Agreement or any Engagement Letter, regardless of the form of action, and whether in contract, tort (including, without limitation, negligence), warranty or other legal or equitable grounds, shall in no event exceed the aggregate amount that Client actually pays to COAC in connection with the provision of Advisory Services during the twelve month period immediately preceding the date upon which such Party receives an award of damages. Notwithstanding the foregoing, this limitation shall not apply to (i) losses by either Party for death or bodily injury, (ii) damages suffered by a Party as a result of the gross negligence or willful misconduct of the other Party, or (iii) any breach of confidentiality obligations contained in this Agreement, or (iv) in respect of the indemnification obligations set forth in ARTICLE XII above.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. No Waiver. Except to the extent otherwise specified in this Agreement or an Engagement Letter, (a) no delay or failure on the part of a Party to exercise any right, power or privilege under this Agreement shall operate or be construed to operate as any sort of waiver, release or modification of such right, power or privilege, nor shall the exercise by a Party of any single right, power or privilege, or any portion thereof, operate or be construed to operate as any sort of release, waiver or modification of any other right, power or privilege, or the remaining portion thereof, and (b) the rights and remedies set forth in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 14.2. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in whole or in part, and such determination becomes final, such provision or portion thereof shall be deemed to be severed or limited to the extent required to render the remaining provisions and portions of this Agreement valid, legal or enforceable, and the Agreement shall be enforced to give effect to the intention of the Parties to the maximum extent possible. The invalidity of unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

Section 14.3. Applicable Law, Jurisdiction and Waiver of Jury Trial. Except as otherwise provided in the Indemnification Supplement with respect to the Party’s choice of law as to matters arising thereunder, this Agreement and all Engagement Letters, and any Exhibits and/or Schedules attached thereto, are made under and shall be construed and interpreted in accordance with, and governed by, the internal laws of the State of New York, without regard to the conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law. With respect to any such actions or controversies, the Parties hereto hereby (a) irrevocably consent and submit to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York located in Manhattan, or the Courts of the State of New York located in Manhattan, (b) irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of the venue of any such actions or controversies in any such courts or that any such any such actions or controversies which is brought in any such courts has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF A PARTY WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF THE ENGAGEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF THE PARTIES HEREUNDER.

Section 14.4. Entire Agreement. Except as otherwise provided herein, this Agreement and any related Engagement Letter, and any Exhibits and/or Schedules attached hereto or thereto, contain the entire understanding of the Parties with respect to its subject matter, and supersedes and replaces any prior agreements, understandings or promises relating to the subject matter hereof and thereof.

Section 14.5. Amendment; Modification. No supplement, modification, termination, amendment or waiver of any provision of this Agreement shall be binding unless executed in writing by both Parties.

Section 14.6. Force Majeure. Neither COAC nor Client shall be liable for any delay in performance or failure to perform any obligation under this Agreement to the extent such delay is due to causes beyond its control and is without its fault or negligence including, but not limited to, natural disasters, governmental regulations or orders, civil disturbance, war conditions, acts of terrorism or strikes, lock-outs or other labor disputes (a “Force Majeure Condition”). The performance of any obligation suspended due to a Force Majeure Condition will resume as soon as reasonably possible as and when such Force Majeure Condition subsides.

Section 14.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the foregoing, neither Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement, by operation of law or otherwise, to any Person other than one of its direct or indirect Affiliates without the written consent of the other Party, which consent shall not be unreasonably withheld, delayed, conditioned or denied. Any assignment or transfer to any Affiliate shall not relieve the assigning or transferring Party of its obligations under this Agreement.

Section 14.8. Notices. All notices, requests and other communications to any Party hereunder (“Notices”) shall be in writing (including facsimile, e-mail or similar writing) and shall be given to such Party at its address or facsimile number as set forth below, or such other address or facsimile number as such Party may hereinafter specify for the purpose of giving notice hereunder to the Party giving such Notice. Each such Notice shall be deemed delivered (i) if given by facsimile or e-mail, when such facsimile or e-mail is transmitted to the facsimile number or email address specified pursuant to this Section 14.8 and the appropriate facsimile confirmation is received or, in the case or e-mail, when sent to the extent no delivery failure message is thereafter received by the sender thereof, (ii) if given by U.S. mail, three (3) days after such Notice is deposited in the mail, certified mail, return receipt requested, postage prepaid, addressed as set forth below, (iii) if given by personal delivery, when personally delivered, (iv) if given by nationally recognized overnight courier, on the Business Day after such notice is delivered to such courier or (v) if given by any other means, when delivered, at the address as follows:

If to Client, to:

Cerberus Telecom Acquisition Corp.

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, NY 10022

Attention: Bill Kloos,

Secretary

If to COAC, to:

Cerberus Operations and Advisory Company, LLC

875 Third Avenue

New York, NY 10022

Section 14.9. Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, confers upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as and to the extent set forth in ARTICLE VII (Additional Understandings), ARTICLE XII (Indemnification) and ARTICLE XIII (Exclusions and Limitations on Liability), each of which such Articles shall inure to the benefit of CCM and its Affiliates and the other Persons specified therein as third-party beneficiaries with rights to enforce the provisions set forth thereunder.

Section 14.10. Counterparts; Facsimile or Electronic Signature. This Agreement may be executed in two or more counterparts, any of which may be signed and exchanged by facsimile or e-mail, and all of which together shall constitute one and the same agreement.

Section 14.11. No Strict Construction. This Agreement is the joint work product of COAC and Client and has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its terms. In the event of any ambiguity regarding the terms or intent of any provisions of this Agreement (or any Engagement Letter), this Agreement (and such Engagement Letter) shall not be strictly construed against, and no inferences shall be drawn against, any Party by reason of the fact that such Party may have drafted such particular provision.

*** Remainder of Page Intentionally Left Blank—Signatures on Following Page***

IN WITNESS WHEREOF, each of the Parties hereto has caused this Master Consulting and Advisory Services Agreement to be executed by its duly authorized representative effective as of the date first above written.

CERBERUS TELECOM ACQUISITION CORP.

By:	/s/ William Kloos
Name: William Kloos
Title: Secretary

CERBERUS OPERATIONS AND ADVISORY COMPANY, LLC

By:	/s/ Chan Galbato
Name: Chan Galbato
Title: Chief Executive Officer

EXHIBIT 1

Form of Engagement Letter

Billing Code: [                 ]

Tracking Code: [                 ]

This letter of engagement (the “Engagement Letter”) is made and entered into effective as of this [             day of             , 20     ] (the “Engagement Effective Date”), by and between CERBERUS TELECOM ACQUISITION CORP. (the “Client”) and CERBERUS OPERATIONS AND ADVISORY COMPANY, LLC (“COAC”).

This Engagement Letter is entered into pursuant to that certain Master Consulting and Advisory Services Agreement by and between Client and COAC, dated as of [                     ] (the “Master Agreement”), for the services provided herein (the “Engagement”). Capitalized terms used but not otherwise defined in this Engagement Letter shall have the meanings ascribed to such terms in the Master Agreement. To the extent there exists any inconsistency between the terms of this Engagement Letter and the terms of the Master Agreement, the terms of this Engagement Letter shall control.

ADVISORY SERVICES

Client desires to retain the services of COAC and its Operations Executives with respect to, among other things,[Insert short overview of principal services, e.g., (i) business development support and (ii) program management initiatives; specific services/functions to be described in attachment].

The parties hereto understand and agree that the specific scope and nature of the Advisory Services required for this Engagement may vary from time-to-time depending on the needs and interests of Client and the availability and skills of the Operations Executives at the time of the requested services, as more particularly set forth in the Master Agreement.

Attached hereto as Schedule A is the current list of COAC Operations Executives tasked with providing the Advisory Services to Client, the scope of their respective assignments, the expected time frame for such assignments and the Service Fees associated therewith. In accordance with Section 4.3 of the Master Agreement, COAC may from time to time, in its sole discretion, add, substitute, remove or modify any of the Operations Executives from Schedule A, provided that COAC shall notify Client of any such changes on a periodic basis.

ACCOUNT MANAGEMENT

The name and contact information for each of the Party’s respective Account Manager and Billing/Payment Coordinator is as follows:

Client:		Billing/Payment Coordinator:

Account Manager:

COAC:

Account Manager: c/o Cerberus Operations and Advisory Company, LLC 875 Third Avenue New York, NY 10022 Attention:	Billing/Payment Coordinator: c/o Cerberus Capital Management, L.P. 875 Third Avenue New York, NY 10022 Attention:

This Engagement shall commence as of the Effective Date and shall continue thereafter until terminated by either Party upon ten (10) Business Days prior written notice to the other Party, provided that upon termination of this Engagement Letter, Client shall pay to COAC all amounts provided for through the termination date, in accordance with the Master Agreement. This Engagement Letter shall automatically terminate upon the expiration or termination of the Master Agreement.

Notwithstanding anything herein or in the Master Agreement to the contrary, the Parties hereby acknowledge and agree that in no event shall COAC (or any other person or entity claiming through or on behalf of COAC) have any right of set-off with respect to, or any Claim in or to, any assets held in, or any distribution of or from, the trust account to be established by Client in which the proceeds of the IPO (including the deferred underwriters discounts and commissions) and the proceeds of the sale of the warrants issued in a private placement to occur prior to the effectiveness of the IPO are to be deposited, as described in greater detail in the registration statement and prospectus to be filed with the Securities and Exchange Commission in connection with the IPO. COAC hereby waives any Claim it has or may have in the future against the trust or any of the assets from time to time held in such trust account, whether as a result of, or arising out of, any services provided to Client or otherwise and agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust, the trust account or any assets therein for any reason whatsoever.

AMENDMENTS

This Engagement Letter may be supplemented or amended only upon mutual agreement of the Parties in a writing signed by both parties.

COUNTERPARTS

This Engagement Letter may be executed in counterparts and such counterparts may be delivered in electronic format (including facsimile). The execution and delivery of such counterparts shall be conclusive proof of the intent to be bound hereby and each such counterpart and copies thereof shall have the same effect as an original.

**Remainder of page intentionally left blank; Signature page follows**

IN WITNESS WHEREOF, the Parties have caused this Engagement Letter to be executed by their duly authorized officers as of the date first above written.

CERBERUS TELECOM ACQUISITION CORP.

By:
Name:
Title:

CERBERUS OPERATIONS AND ADVISORY COMPANY, LLC

By:
Name:
Title:

Schedule A to Engagement Letter No. [*]

COAC Operations Executives

NAME	NATURE OF SERVICES	BILLING RATE	ESTIMATED DURATION

EXHIBIT 2

INDEMNIFICATION SUPPLEMENT

1. Indemnification. Subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, Client hereby agrees to indemnify and hold harmless COAC, the Operations Executives, and each of COAC’s officers, directors, members, managers, employees, shareholders, financial and legal advisors, Affiliates and each of their respective predecessors, successors and assigns (individually and collectively, the “COAC Indemnitees”) to the fullest extent permitted by Applicable Law (as hereinafter defined) in connection with any Proceedings (as hereinafter defined) or any claim, issue or matter therein, arising from or relating to the provision of Advisory Services under this Agreement or any Engagement Letter, provided that the relevant COAC Indemnitee shall have acted in good faith and in a manner that he, she or it reasonably believed to be in, or not opposed to, the best interests of Client or its Affiliates, as applicable, and with respect to any criminal Proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. In furtherance of the foregoing, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of Client. Each of the COAC Indemnitees shall be entitled to the rights of indemnification provided in this Section l (a) if such COAC Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined), other than a Proceeding by or in the right of Client or its Affiliates. Pursuant to this Section 1(a), but subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, the COAC Indemnitees shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the COAC Indemnitees, or on his, her or its behalf, in connection with such Proceeding or any claim, issue or matter therein, if the COAC Indemnitee acted in good faith and in a manner the COAC Indemnitee reasonably believed to be in or not opposed to the best interests of Client or its Affiliates, as applicable, and with respect to any criminal Proceeding, had no reasonable cause to believe his, her or its conduct was unlawful.

(b) Proceedings by or in the Right of Client. Each of the COAC Indemnitees shall be entitled to the rights of indemnification provided in this Section 1(b) if such COAC Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of Client or its Affiliates. Pursuant to this Section 1(b), but subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, a COAC Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by such COAC Indemnitee, or on the COAC Indemnitee’s behalf, in connection with such Proceeding if the COAC Indemnitee acted in good faith and in a manner that the COAC Indemnitee reasonably believed to be in or not opposed to the best interests of Client or its Affiliates, as applicable; provided, however, if Applicable Law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which a COAC Indemnitee shall have been adjudged to be liable to Client or its Affiliates unless and to the extent that any Court described in Section 14.3 of the Master Agreement shall determine that such indemnification may be made.

2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Indemnification Supplement, but subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, Client shall and hereby does indemnify and hold harmless each of the COAC Indemnitees from and against any and all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such COAC Indemnitee, or on his, her or its behalf, if such COAC Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of Client or its Affiliates.

(a) Whether or not the indemnification provided in Section 1 hereof is available, in respect of any threatened, pending or completed action, suit or Proceeding in which Client is jointly liable with one or more COAC Indemnitees (or would be if joined in such action, suit or proceeding), subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, Client shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring the relevant COAC Indemnitees to contribute to such payment and Client hereby waives and relinquishes any right of contribution it may have against the COAC Indemnitees. Client shall not enter into any settlement of any action, suit or proceeding in which Client is jointly liable with one or more of the COAC Indemnitees (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against such Indemnitee.

(b) Subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, Client hereby agrees to fully indemnify and hold harmless each of the COAC Indemnitees from and against any claims of contribution which may be brought by officers, directors or employees of Client, other than a COAC Indemnitee, who may be jointly liable with a COAC Indemnitee.

(c) To the fullest extent permissible under Applicable Law but subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, if the indemnification provided for in this Indemnification Supplement is unavailable to a COAC Indemnitee for any reason whatsoever, Client, in lieu of indemnifying such COAC Indemnitee, shall contribute (solely from amounts not held in any trust account) to the amount incurred by such COAC Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Indemnification Supplement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by Client and the applicable COAC Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of Client (and its directors, officers, employees and agents) and the applicable COAC Indemnitee in connection with such event(s) and/or transaction(s).

3. Advancement of Expenses. Notwithstanding any other provision of this Indemnification Supplement to the contrary, but subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, Client shall advance all Expenses incurred by or on behalf of a COAC Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by Client of a statement or statements from the COAC Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such COAC Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of the COAC Indemnitee to repay any Expenses advanced if it shall ultimately be determined that the COAC Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 3 shall be unsecured and repaid interest free.

4. Presumptions Regarding Entitlement to Indemnification. For avoidance of doubt, it is the intent of this Indemnification Supplement to secure for each of the COAC Indemnitees to enjoy rights of indemnity that are as favorable as may be permitted under the Delaware General Corporation Law and public policy of the State of Delaware (regardless of the fact that Client is a Cayman Islands exempted company).

(a) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Indemnification Supplement) of itself adversely affect the right of a COAC Indemnitee to indemnification or create a presumption that a COAC Indemnitee did not act in good faith and in a manner which he, she or it reasonably believed to be in, or not opposed to, the best interests of Client or, with respect to any criminal Proceeding, that a COAC Indemnitee had reasonable cause to believe that his, her or its conduct was unlawful.

(b) Notwithstanding anything in this Indemnification Supplement to the contrary, no determination as to entitlement to indemnification under this Indemnification Supplement shall be required to be made prior to the final disposition of the Proceeding, and in making any determination with respect to indemnification hereunder, the Person making such determination shall presume that the Indemnitees are entitled to indemnification. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

5. Non-Exclusivity; Insurance; Subrogation.

(a) The rights of indemnification as provided by this Indemnification Supplement shall not be deemed exclusive of any other rights to which a COAC Indemnitee may at any time be entitled, if any, under Applicable Law, Client’s Governance Documents or any policies in effect at Client from time-to-time or under any other arrangement. No amendment, alteration or repeal of this Indemnification Supplement or of any provision hereof shall limit or restrict any right of a COAC Indemnitee under this Indemnification Supplement in respect of any action taken or omitted by such COAC Indemnitee prior to such amendment, alteration or repeal. To the extent that a change in Applicable Law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under Client’s Governance Documents or this Indemnification Supplement, it is the intent of the Parties that, subject in all cases to Section 3.3 of the Master Agreement to which this Exhibit is attached, the COAC Indemnitees shall enjoy by this Indemnification Supplement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that Client maintains an insurance policy or policies providing for liability insurance for directors, officers, employees, or agents or fiduciaries of Client or of any other Person, each COAC Indemnitee shall be entitled to the coverage provided by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, Client has director and officer liability insurance in effect, Client shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. Client shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of each COAC Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Indemnification Supplement, COAC shall be subrogated to the extent of such payment to all of the rights of recovery of a COAC Indemnitee under any insurance policy maintained by Client, and such COAC Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable COAC to bring suit to enforce such rights.

6. Duration of Indemnification and Advancement Rights. All agreements and obligations of Client contained herein shall continue during the Term and for a period of six (6) years thereafter, and shall continue thereafter so long as a COAC Indemnitee shall be subject to any Proceeding, whether or not he, she or it is providing Advisory Services at the time any liability or expense is incurred for which indemnification can be provided under this Indemnification Supplement. This Indemnification Supplement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Client), assigns, spouses, heirs, executors and personal and legal representatives.

7. Vesting and Rights of Priority. Notwithstanding any other provision of this Indemnification Supplement to the contrary, Client understands and agrees that the rights of indemnification and advancement of expenses conveyed to the COAC Indemnitees under this Indemnification Supplement are fully vested as of the date of this Indemnification Supplement and are primary in right of priority to any indemnification or advancement rights that a COAC Indemnitee may have under any Employment Arrangement, governance document, or insurance policy to which COAC or its Affiliates is or may become a party, all of which shall be secondary in right of priority to the obligations of Client under this Indemnification Supplement. To the extent that a COAC Indemnitee collects any amount from Client pursuant to its indemnification or advancement obligations under this Indemnification Supplement, any indemnification or advancement obligations that COAC or its Affiliates may have with respect to such COAC Indemnitee shall be reduced by the amount so collected, and in the event that COAC or its Affiliates pay any amount to or for the benefit of a COAC Indemnitee in connection with their respective indemnification or advancement obligations (including any amount paid by or on behalf of insurance carriers), the entity that made such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the applicable COAC Indemnitee under this Indemnification Supplement.

8. Definitions. For purposes of this Indemnification Supplement, the following terms shall have the following meanings:

(a) “Applicable Law” means, for purposes of construing and enforcing the terms and conditions of this Indemnification Supplement only, the Delaware General Corporation Law, as amended from time to time, and the public policy of the State of Delaware.

(b) “Expenses” shall include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. Expenses also shall include all Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by a COAC Indemnitee or the amount of judgments or fines against a COAC Indemnitee.

(c) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of Client or otherwise and whether civil, criminal, administrative or investigative, in which a COAC Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that a COAC Indemnitee is or was an officer, director, employee, agent, or representative of, or provider of Advisory Services to, Client or its Affiliates, by reason of any action taken by him, her or it or of any inaction on his, her or its part while acting as an officer, director, employee, agent, or representative of, or provider of Advisory Services to, Client or its Affiliates, or by reason of the fact that he, she or it is or was serving at the request of Client as a director, officer, employee, agent, representative of, or provider of Advisory Services to, another corporation, partnership, joint venture, trust or other Person; in each case whether or not he, she or it is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Indemnification Supplement; including one pending on or before the date of this Indemnification Supplement.

9. Notice By COAC Indemnitee. COAC shall promptly notify Client in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. Notwithstanding the foregoing, the failure to so notify Client shall not relieve Client of any obligation which it may have to any COAC Indemnitee under this Indemnification Supplement or otherwise unless and only to the extent that such failure or delay is found to have materially prejudiced Client.